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                                                                    Exhibit 99.1



For Immediate Release                     For Further Information Contact:
Wednesday, April 3, 2002                  Robert E. Phaneuf
                                          Vice President - Corporate Development
                                          (918) 592-0101


                   VINTAGE PETROLEUM, INC. ANNOUNCES AMENDMENT
                           TO STOCKHOLDER RIGHTS PLAN

     Tulsa, Oklahoma - The Board of Directors of Vintage Petroleum, Inc. today announced an amendment to the company's stockholder rights plan. The rights plan has been amended to lower the threshold at which a purchaser triggers the rights plan from 15 percent to 10 percent. Stockholders that beneficially own more than 10 percent of Vintage's outstanding common shares as of April 3, 2002, will be grandfathered at their current level plus 1 percent, until such time as the stockholder falls below the 10 percent threshold, at which time the 10 percent threshold will govern.

     The Vintage Board concluded after careful consideration that the amendment to the stockholder rights plan is in the best interest of Vintage and its stockholders. Vintage said that it would continue to execute its strategy to create value for all shareholders.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the gathering and marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.

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